Exhibit 10.8

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was Filed Separately With The Securities And Exchange Commission.

Brand and Trademark License Agreement

by and between

Davi LUXURY BRAND GROUP INC.

and

LG Household and health care, ltd.

September 4, 2012

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Brand and Trademark License Agreement

This Brand and Trademark License Agreement (“Agreement”), dated September 4, 2012, is made and entered into by and between:

Davi Luxury Brand Group Inc., a corporation incorporated under the laws of the State of Nevada, having its principal office at 9426 Dayton Way, Beverly Hills, California 90210, United States of America ("Licensor"); and

LG Household and Health Care, Ltd., a corporation organized and existing under the laws of the Republic of Korea, having its principal office at LG GwangHwaMoon Building, 92, Sinmunno 2-ga, Jongno-gu, Seoul 110-062, Korea ("Licensee")

The Licensor and Licensee are collectively referred to as the “Parties” and individually as the “Party.”

RECITALS

WHEREAS, Licensor has developed a line of skincare products under the brand name “Davi”, including the Licensed Products (as defined below);

WHEREAS, Licensee is engaged in the manufacture, distribution, sale and marketing of cosmetic, skin care and healthcare products; and

WHEREAS, Licensee desires to be granted, and Licensor desires to provide Licensee with, an exclusive license to manufacture and sell the Licensed Products in the Territory (as defined below) pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the Parties agree as follows:

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1. DEFINITIONS

The following terms shall have the following meanings for purposes of this Agreement:

“Effective Date” shall have the meaning set forth in Section 12 of this Agreement.

“Improvements” shall mean any modification to or improvement or enhancement of the Licensed IP which is made or developed by either Party during the term of this Agreement and is used, or is contemplated to be used, by such Party in commercial production of the Licensed Products.

“Korea” shall mean the Republic of Korea.

"Licensed IP" shall mean any and all technology and know-how, whether patented or not, which presently has been developed or is owned by Licensor relating to the design, manufacture, sale and quality inspection of the Licensed Products, designs and documentation related thereto, information on the set-up and operation of the plant for manufacturing the Licensed Products (if applicable), machinery and equipment, information and data for quality inspection of the Licensed Products, and product ingredients and recipes, which shall include any and all intellectual property registered or applied for registration in the Territory including, without limitation, (i) patents, applications for patents and reissues, divisions, continuations, renewals, re-examinations, interferences, extensions and continuations-in-part of patents or patent applications; (ii) copyrights, copyright registrations and applications for copyright registration; (iii) designs, design registrations, and design registration applications; (iv) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark and service mark registrations, trade-mark and service mark applications, common law trade-marks and service marks, trade dress and logos, and the goodwill associated with any of the foregoing; and (v) trade secrets, know-how (as well as any future statutory rights based on such know-how), inventions (as well as any future statutory rights based on such inventions), product data, processes, procedures, databases, models and other proprietary information and rights (whether or not patentable). The Licensed IP shall include, without limitation, the intellectual property patented, registered or applied for registration/patenting that are listed in Schedule A attached hereto; it being understood that the list in Schedule A will be expanded from time to time as the range of Licensor’s intellectual property patented, registered or applied for registration/patenting is expanded.

"Licensed Products" shall mean cosmetic products, skin care products, fragrance products, hair care products, bath, body and personal care products and other product lines that bear the “Davi” Trademark(s), and any other products that are to be manufactured, imported, exported, distributed, marketed and/or sold by Licensee, in each case, bearing the Trademark(s) or other trademark(s) agreed between the Parties, including, without limitation, (i) those products that are listed in Schedule B attached hereto, and (ii) the LGC Products; it being understood that the list in Schedule B will be expanded, from time to time, as the range of the products bearing the “Davi” Trademark(s) is expanded.

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“LGC Products” shall mean any and all products (which, for the avoidance of doubt, shall not be limited to cosmetics and skincare products) that Licensee elects to design, develop, manufacture, sell and/or distribute using or based on patents, patent applications, copyrights, copyright applications, know-how, technologies, designs, design registrations, trade secrets or any other intellectual property owned by or otherwise obtained by Licensee but at the same time bearing the Trademark(s). Licensee agrees that it shall only design, develop, manufacture, sell and/or distribute LGC Products that are permitted to use, and be associated with the Trademarks pursuant to this Agreement.

"Net Sales" shall mean all amounts invoiced by Licensee to its retail customers, wholesalers or other outlet types, resellers, distributors and end-customers in the Territory in respect of the Licensed Products, less VAT/sales taxes, returns, cash discounts and invoiced rebates (including any department store margin) in accordance with the International Financial Reporting Standards (IFRS).

"Raw Materials" shall mean the raw materials required in manufacturing the Licensed Products.

“Territory” shall mean Asia, which for the avoidance of doubt, shall include Korea, The Peoples’ Republic of China, Taiwan, Japan, and the Southeast Asian countries (including, without limitation, the member countries of ASEAN), but shall not include the Middle East countries, Australia, New Zealand and India.

"Trademarks" shall mean the trademarks defined under the Licensed IP, which include, without limitation, the trademarks specified in Schedule A attached hereto.

2. GRANT OF EXCLUSIVE LICENSE

2.1 Licensor hereby grants to Licensee for the term of this Agreement an exclusive license to manufacture, use, sell, offer for sale, distribute, market, import, export, or otherwise dispose of and exploit the Licensed Products in the Territory subject to certain rights previously granted by Licensor to other third parties prior to the date hereof, which are set forth in Schedule C, further subject to the representation and warranty of Licensor contained in the proviso set forth in Section 2.3 below.

2.2 Licensor hereby also grants to Licensee for the term of this Agreement an exclusive license to use the Trademarks in connection with the manufacture, import, export, distribution, marketing and sale of Licensed Products, subject to certain rights previously granted by Licensor to other third parties prior to the date hereof, which are set forth in Schedule C, further subject to the representation and warranty of Licensor contained in the proviso set forth in Section 2.3 below. Licensee is permitted to use the Trademarks on Licensee’s goods and products including, without limitation, packaging, labels, promotion materials, advertising, signage, and other materials necessary to manufacture, use, sell, offer for sale, distribute, market, import, export, or otherwise dispose of and exploit the Licensed Products.

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2.3 For the avoidance of doubt, for the term of this Agreement Licensor shall not directly or indirectly in any way extend the term of any license, trademark, or distribution rights granted to any third parties prior to the date hereof; provided, however, that Licensor represents and warrants to Licensee that none of the terms and conditions contained in or associated with any such rights previously granted by Licensor to other third parties and set forth in Schedule C shall prohibit, restrict or otherwise limit: (i) Licensee’s ability to manufacture, use, sell, offer for sale, distribute, market, import, export, or otherwise dispose of and exploit the Licensed Products in the Territory, (ii) to use the Licensed IP as contemplated in this Agreement, or (iii) to conduct its business or otherwise perform under this Agreement. Licensor shall provide full support in connection with the execution of a distribution agreement between Licensee with Korean Air as set forth in Schedule C.

2.4 Solely for the purpose of effecting the manufacture, import, export, distribution, marketing or sale of Licensed Products, Licensee shall have the right to grant a sublicense for the Licensed IP (including the Trademarks) to its affiliates, subsidiaries, subdistributors and third-party OEM manufacturers; provided that Licensee shall remain responsible for such sublicensee’s compliance with all obligations under this Agreement, and any action by a sublicensee that would, if conducted by Licensee, be a breach of this Agreement by Licensee shall be deemed to be a breach of this Agreement by Licensee.

2.5 Licensor shall use all reasonable best efforts, at all times, to prevent any on-line or off-line sale of any and all products bearing the Trademark(s) into the Territory by Licensor, its affiliates, its other licensees or its other distributors outside the Territory.

2.6 Any and all rights not expressly granted by Licensor pursuant to this Agreement, shall be specifically and expressly reserved to Licensor, unless there is an agreement or instrument in writing signed by the Parties to the contrary.

2.7 Licensee covenants to use its commercially reasonable efforts to maximize the sales of Licensed Products in the Territory consistent with all provisions of this Agreement and the image and reputation of the Trademarks.

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3.	PROVISION OF THE LICENSED IP AND BRAND IMAGE SUPPORT

3.1. Licensor shall disclose and provide to Licensee the Licensed IP in accordance with a time schedule reasonably requested by Licensee from time to time, in sufficient scope and detail to enable Licensee to effectively manufacture and market the Licensed Products.

3.2 If requested by Licensee, Licensor agrees to assist Licensee in procuring from third party vendors, the Raw Materials.

3.3 To the extent Licensor elects to develop, introduce or launch new products or product lines other than the cosmetic products and the skincare products in any location, Licensor agrees to reasonably consult in advance with Licensee at the development and design stage so that Licensee may provide meaningful input at such stage for the purpose of supporting, sustaining and improving the brand image of, or associated with, the Trademark(s).

3.4 To the extent Licensor seeks to license any and all cosmetic products, skin care products, and other products lines bearing the Trademark(s) outside of the Territory, Licensor shall first consult with Licensee so as to ensure that such licensing does not harm or contradict the global brand image of “DAVI” as a premium, luxury brand and obtain Licensee’s consent; provided that, Licensee shall not unreasonably delay or withhold its consent as long as such licensing is not expected to reasonably affect the global brand image of “DAVI” as a premium, luxury brand.

3.5 In the event that Licensor seeks to engage in any Change of Control Transaction, Licensor shall give a notice to Licensee reasonably in advance and Licensee shall have the right of first look for a period of thirty (30) days from the receipt of such notice to explore a potential transaction with Licensor.

For the purpose of this Agreement, “Change of Control Transaction” means (a) any proposal, offer, inquiry or indication of interest, whether written or otherwise, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Licensor or any third-party acquisition, which if consummated would result in any party (i) becoming the beneficial owner of 50% or more of the total voting power of the equity securities of Licensor or 50% or more of the total assets of Licensor or (ii) acquiring the power or ability to appoint a majority of the directors to the board of directors of Licensor through ownership of voting shares, or by contract, or otherwise, or (b) any issuance of new voting shares in a single transaction (other than rights offering to existing shareholders) in an amount greater than 20% of the then currently outstanding voting shares.

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4. IMPROVEMENTS

4.1 During the term of this Agreement, Licensor shall disclose to Licensee any and all of its own Improvements upon receipt of Licensee’s written request. Improvements by Licensor disclosed to Licensee shall be deemed included in the Licensed IP under this Agreement.

4.2 All Improvements conceived, created or otherwise developed by Licensee, derived or resulting from the Licensed IP shall be owned by Licensee and shall be the sole property of Licensee. For the avoidance of doubt, the Licensee shall have sole discretion in determining the manufacturing process, formulae, recipe and ingredients for the Licensed Products to be sold in the Territory, provided that such determination is in compliance with the relevant regulatory requirements in the Territory. In the event Licensor wishes to import, export, distribute, market, sell, offer to sell or license products incorporating such Improvements outside of the Territory, the Parties shall engage in a good faith discussion to enter into one or more separate definitive agreements (including, without limitation, a sale and purchase agreement or a technical license agreement) pursuant to which Licensor may purchase or acquire the license to the Improvements from Licensee.

4.3 During the term of this Agreement, Licensee shall have the right and discretion to determine the “place of origin” of the Licensed Products to be sold in the Territory. To the extent requested by Licensee in writing, Licensor shall use all commercially reasonable efforts to make Improvements and/or otherwise change, alter or replace the ingredients or the “place of origin” of such ingredients to effect the preferred “place of origin” for such Licensed Products.

5. CERTAIN RULES AND OBLIGATIONS REGARDING THE USE OF TRADEMARKS

5.1 Licensor is and shall remain the sole owner of the Trademarks, and the use of the Trademarks by Licensee in the Territory shall inure to the benefit of Licensor. Licensee shall not contest or challenge the validity, ownership, title or registration thereof. Licensee agrees that it will, at no time, use or authorize the use of any trademark, service mark, trade name, design, logo or other designation identical with, arguably similar to or incorporating the Trademarks, and will not apply for registration of any trademark in its name, regardless of the types of goods/services covered by such registration, that would adversely affect the ownership of the Trademarks, nor file any document with any governmental authority, in the Territory or elsewhere, to take any action that would adversely affect the ownership of the Trademarks. Licensee shall not represent at any time that it has any right or title in and to any of the Trademarks other than the license granted herein, and Licensee agrees not to do or cause to be done any act which may in any way adversely affect or impair the right or title of Licensor in the Trademarks.

5.2 Licensee agrees to adhere to the quality control standards and other trademark guidelines and policies that have been adopted by Licensor in its business operations as set forth in Schedule D attached hereto (hereinafter, “Quality Standard”), including with respect to the nature and quality of all products or services sold or otherwise disposed of by Licensee in commerce and covered by the Trademarks. Such Quality Standard (which may be amended from time to time with prior notice to Licensee to the extent that such amendments would not materially and adversely affect the terms and conditions of this Agreement or the ability of Licensee to manufacture, import, export, distribute, market or sell the Licensed Products in the Territory) shall be no greater than the quality standards imposed by Licensor in general, and shall be at least equal in quality to the most recent products (in the aggregate) sold by Licensor prior to the date such standards are communicated to Licensee.

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5.3 The representatives of Licensor and Licensee shall meet once a year at a time and place mutually agreeable to the Parties to review the status of the business operations contemplated under this Agreement and to inspect Licensee’s goods that employ the Trademarks to determine that they are of the proper quality.

5.4 The symbol “®” will be used immediately adjacent to each of the Trademarks each and every time either of them appear or are used in the part of the Territory where such Trademark(s) is registered so long as each such Trademark is and remains a registered trademark, and the symbol “™” will be used immediately adjacent to each of the unregistered Trademarks.

5.5 Before commencing the use of the Trademarks in connection with the Licensed Products and promotional and packaging materials, Licensee shall notify, and provide copies to, Licensor of artwork for, and samples of, promotional and packaging materials that include the Trademarks.

5.6 This Section 5 shall not prevent Licensee from applying for and registering trademark(s) that are conceived or adopted by Licensee independently of Licensor and are conspicuously different from any of the registered or non-registered trademarks that were used prior to the signing of this Agreement or are used during the term of this Agreement by Licensor. Upon request from Licensee, Licensor agrees to provide Licensee with its assistance for and in connection with Licensee’s such trademark application.

5.7 With prior consultation with Licensee, Licensor may apply for and register trademark(s) that are conspicuously different from any of the Trademarks but may yet be associated with the brand image of the Trademarks (which, for the avoidance of doubt, shall include brand images associated with grapes, wines and wineries); provided that Licensor shall keep Licensee advised, in writing, of its filing of a trademark application and the subsequent development of such application and; provided, further, that Licensee shall be given the right of first look for a period of ninety (90) days to review and consider such trademarks (i) for inclusion into the scope of the Trademark(s) under this Agreement or (ii) for licensing and use by Licensee under a separate license and assistance agreement to be negotiated in good faith and mutually agreed upon and entered into by Licensor and Licensee. Upon request from Licensor, Licensee agrees to provide Licensor with its assistance for and in connection with Licensor’s such trademark application.

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6. ROYALTIES

6.1 Advance Royalty. In consideration of the right and license granted by Licensor to Licensee hereunder, Licensee shall pay to Licensor a non-refundable advance royalty of $250,000 (“Advance Royalty”), which payment shall be due and payable within ten (10) business days from the date of this Agreement.

6.2 Earned Royalty. In consideration of the licenses and rights granted under this Agreement, Licensee shall pay to Licensor an on-going royalty (the “Earned Royalty”) that is based on the annual Net Sales of the Licensed Products. The Earned Royalty shall be paid in US dollars according to the following rates:

(i)	a rate of [***] percent ([***]%) of Net Sales of the Licensed Products within the Territory up to the first US$[***]of annual Net Sales;
(ii)	a rate of [***] percent ([***]%) of Net Sales of the Licensed Products within the Territory between US$[***] US$[***] of annual Net Sales; and
(iii)	a rate of [***] percent ([***]%) of Net Sales of the Licensed Products within the Territory of US$[***] or higher or annual net sales.

Annual Net Sales shall be determined based on each calendar year’s Net Sales. Earned Royalty payments under this Section shall be payable semi-annually, in accordance with, and subject to, Section 8 below, commencing on the Effective Date. Licensee shall furnish to Licensor royalty statements with such Net Sales pursuant to Section 8 below, and such Net Sales shall be subject to an audit by Licensor and/or its auditors pursuant to Section 7.1 below.

7. RECORDS AND ADJUSTMENTS

7.1 Licensee shall keep full, clear and accurate records with respect to all Licensed Products manufactured and the Net Sales of the Licensed Products sold within the Territory and shall furnish any information which Licensor may reasonably prescribe from time to time to enable Licensor to ascertain the proper royalty due hereunder. Licensor shall have the right through its external, accredited auditors to make an examination, no more than once a year following advance notice and during normal business hours, of all records and accounts bearing upon the amount of royalty payable to it hereunder. If any error or omission is revealed through the examination, which is reasonably identified, explained and verified by the external auditors, Licensor shall provide a written notice thereof to Licensee (which notice shall be delivered within twelve (12) months from the date of the payment which included such alleged error or omission). Adjustments shall be made within sixty (60) days from the date of such written notice to compensate for any errors or omissions set forth in the notice unless Licensee disputes any alleged error or omission stated in the written notice by sending a written notice of dispute to Licensor. In case Licensee disputes alleged error or omission, the Parties shall in good faith attempt to resolve such disputes, and any dispute that cannot be resolved to both Parties' mutual satisfaction shall be resolved in accordance with Section 16.

7.2 No refund, credit or other adjustment of royalty payments shall be made by either Party except as provided in this Section 7.

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8. REPORTS AND PAYMENTS

8.1. Within ninety (90) days after the end of each semi-annual period ending on June 30th and December 31th of each year, Licensee shall furnish to Licensor at the address specified in Section 15.1 a statement, in a form reasonably acceptable to Licensor, certified by a responsible officer of Licensee, showing all Licensed Products which were sold within the Territory during such semiannual period, the Net Sales of such Licensed Products and the amount of Earned Royalties payable thereon.

8.2 Within such ninety (90) days mentioned in Section 8.1 above, Licensee shall pay to Licensor at the bank account designated by Licensor from time to time the Earned Royalties payable for such semiannual period as shown in the statement required by Section 8.1 above, provided, that, Licensee shall have no obligation to pay any Earned Royalties until and unless the aggregate amount of accrued Earned Royalties actually exceed the Advance Royalty. In the event the aggregate amount of accrued Earned Royalties exceeds the Advance Royalty, then the first Earned Royalties payment to be made by Licensee to Licensor shall represent the net amount of the accrued Earned Royalties minus the Advance Royalty, and all other subsequent payments for Earned Royalties shall be paid in full in accordance with this Agreement.

8.3 All payments under Agreement shall be made in US dollars. Any conversion to US dollar shall be at T/T selling rate in effect at a reputable foreign exchange bank in Korea on the date of payment.

8.4 All income taxes under Korean law required to be paid by each Party in connection with this Agreement shall be for the account of such Party.

8.5 Any sum required under Korean law to be withheld by Licensee from royalty payments hereunder shall be withheld and promptly paid by Licensee, and Licensee shall provide Licensor with official tax receipts and other evidence of such payments.

9. INTELLECTUAL PROPERTY RIGHTS

9.1 Licensor shall diligently file, prosecute and maintain the patents, patent applications, trademarks, and registration of trademarks during the term of this Agreement to fully protect the proprietary interests of the Licensed IP and/or Trademarks. From time to time Licensee may request Licensor to file, prosecute and maintain additional trademarks or intellectual property or register certain trademarks or intellectual property with customs office or similar authorities of enforcement, and such request shall not unreasonable rejected by Licensor. Licensor shall, at its own expense, take all action necessary to perfect, maintain, preserve, protect against infringement, defend the validity of and/or renew any applicable title and/or interest in the Licensed IP and/or any intellectual property rights set forth in this Agreement and transactions contemplated hereby. Upon request by Licensee, Licensor shall cooperate with Licensee in registering the license granted to Licensee hereunder to use Trademarks and other intellectual property rights with the relevant authority.

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9.2 In the event that any Party has reason to believe that a third party is or may be infringing any of the Licensed IP and/or Trademarks, it shall notify in writing the other Party of such alleged infringement.

9.3 Licensor shall have the right to decide, in its reasonable discretion, whether or not to bring an action, at its own expense and risk, against the infringement by a third party of the Licensed IP and/or Trademarks (provided, that (i) Licensor shall provide full consideration of Licensee’s rights and interests as the sole and exclusive licensee of the Licensed IP and Trademarks, (ii) shall provide to Licensee a reasonable written disclosure of the circumstances and action, and (iii) shall consult with Licensee before making any decision). If Licensor decides to bring such action, Licensee shall provide Licensor with such information/documents in its possession and assistance as are reasonably necessary for Licensor to successfully pursue the legal proceedings.

9.4 For any infringement or suspected infringement of any Licensed IP by any third party that has occurred or is taking place within the Territory, the Licensee shall have the right to take any action with respect to such matter in the event that the Licensor elects, pursuant to Section 9.3 above, not to take any action whatsoever. In such case, the Licensee shall: (i) conduct any such action, at its sole cost, as it shall deem necessary; and (ii) be entitled to all damages and other sums that may be paid or awarded as a result any such action.

10. CONFIDENTIALITY

10.1 For the term of this Agreement and for a period of three (3) years thereafter, each Party shall keep any and all Confidential Information it receives from the other Party under this Agreement, including without limitation the Licensed IP, secret and confidential; provided, however, that the obligation of each Party hereunder shall not apply to the Confidential Information that the receiving Party can show:

(a)	becomes part of the public domain through no fault of the receiving Party;
(b)	was known to the receiving Party prior to the disclosure by the other Party;
(c)	has been independently developed by the receiving Party without use of any of the Licensed IP;
(d)	the receiving Party rightfully and legally received from a third party having no obligation to maintain the secrecy of such information; or
(e)	is required by law or regulation to be disclosed; provided that the receiving Party shall use its reasonable efforts to restrict the scope of such disclosure and to obtain confidential treatment.

In addition the Licensed IP, “Confidential Information” also includes, but is not limited to, the following: all nonpublic information concerning either Party, its products or services, prospective products or services, research, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, client identities, client lists and records, suppliers, contracts, business records and plans, and financial information.

10.2 Each Party agrees to use the Confidential Information only for the purpose of this Agreement.

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11. REPRESENTATIONS AND WARRANTIES; INFRINGEMENT OF THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS; INDEMNIFICATION

11.1 Licensor represents and warrants that it has legitimate ownership of or the right to use the Licensed IP (including, without limitation, all patents and patent applications that have been duly filed and/or registered with the relevant authorities) and that it has the full and lawful right, authority and power to grant a license to Licensee as specified in Section 2.

11.2 Licensor represents and warrants that, to its knowledge after due and reasonable inquiry, the use by Licensee of the Licensed IP and/or Trademarks under this Agreement does not, and will not, infringe any patent rights, other intellectual property rights, including but not limited to copyrights, or other rights of any kind or nature of a third party (each a “Third Party IPR”).

11.3 In the event that the use of the Licensed IP and/or Trademarks by Licensee under this Agreement is alleged to infringe any Third Party IPR, Licensor shall, at its own discretion and expense, either defend any suit or action brought by such third party, or obtain a license for or assignment of such Third Party IPR in order to enable Licensee’s lawful use of the Licensed IP and/or Trademarks. Licensor shall reimburse Licensee for all costs and expenses incurred by Licensee in connection with any suits, proceedings or claims (including, but not limited to, reasonable attorneys’ fees and disbursements) and any amount of award in a final judgment (or settlement) entered against the Licensee based on such suits, proceedings or claims and shall indemnify and hold Licensee and its directors, officers, shareholders, employees, affiliates and agents harmless from and against any and all damages or liabilities recognized under applicable laws and regulations arising out of, or related to, directly or indirectly, the infringement of any Third Party IPR or the breach of or the inaccuracy in any of the representations and warranties contained in this Agreement.

11.4 Licensor shall promptly inform Licensee, in writing, of any side effects or adverse reactions or suspected side effects or adverse reactions encountered by or reported to it in connection with the Licensed Products or any of its ingredients. Licensor shall indemnify and hold harmless Licensee, and, at Licensee’s request, defend Licensee and its affiliates, directors, officers, employees, agents, and customers from and against any loss, cost, liability, or expense (including court costs and the reasonable fees and disbursements of attorneys and other professionals) arising from or relating to any suit, claim or action brought by a third party against Licensee as a result of such side effects or adverse reactions; provided that the foregoing obligation of Licensor shall not apply to the LGC Products except to the extent arising from or in connection with any suit, claim or action in respect of the Trademarks borne by such LGC Products.

11.5 Notwithstanding anything to the contrary contained herein, Licensor shall indemnify, defend and hold Licensee and its directors, officers, shareholders, employees, affiliates and agents harmless from all costs, expenses, damages, claims, actions and legal fees resulting from third party claims and suits made against Licensee arising out of or related to any death, personal injury or damage to the property of a third party relating to any of the Licensed Products manufactured by Licensee based on and in strict reference to the Licensed IP or in accordance with the specifications/standards provided by Licensor, whether based on strict liability, the Products Liability Act of Korea, negligence, breach of warranty (express or implied), breach of contract or otherwise; provided that the foregoing obligation of Licensor shall not apply to the LGC Products except to the extent arising from or in connection with any suit, claim or action in respect of the Trademarks borne by such LGC Products.

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12. TERM

This Agreement shall come into force and effect upon the receipt by Licensor of the Advanced Royalty (the date of the receipt by Licensee shall be the “Effective Date”) and continue in full force and effect for a period of ten (10) years (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for an additional ten (10) year term on the same terms and conditions, unless the royalties received or to be received by Licensor under Section 6 in respect of the final year of the Initial Term falls below US$1 million.

13. TERMINATION

13.1 This Agreement may be terminated immediately by either Party by written notice to the other Party in the event that:

(a)	the other Party commits a material breach of this Agreement and fails to remedy such breach within sixty (60) days after being notified of it;

(b)	the other Party is incapable of performing any of its obligations under this Agreement due to a force majeure as provided in Section 20.2 below for six (6) consecutive months or for six (6) months out of any period of nine (9) consecutive months;

(c)	a bankruptcy, reorganization (in Korean “hoesa jungri”), composition (in Korean “hwa eui”), dissolution or similar proceeding has been initiated by or against the other Party, or its banking transactions have been suspended; or

(d)	a third party, engaged in a business or activity which is in direct or indirect competition with (or may otherwise adversely affect the business of) the terminating Party or its affiliates, acquires the power or ability to appoint more than half of the directors of the other Party, through ownership of voting shares, or by contract, or otherwise.

13.2 This Agreement may be terminated upon mutual agreement between the Parties.

13.3 This Agreement may be terminated immediately by Licensee if any of the registered trademarks set forth in Item 2 of Schedule A is revoked or cancelled for any reason after the Effective Date.

14. CONSEQUENCE OF TERMINATION

14.1 Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination.

14.2 Upon termination of this Agreement, Licensee shall immediately cease to use and exploit any of the Licensed IP and Trademarks in any manner whatsoever and shall immediately deliver to Licensor all plans, drawings, written materials, patterns or other tangible items or devices using or embodying the Licensed IP or any portion thereof. The Parties shall consult in good faith with each other for the purpose of determining the terms and conditions for the treatment of the inventory of the Licensed Products after the termination of this Agreement.

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15. NOTICE

15.1 Method of Notice. Any notice, request and other correspondence required or permitted under or in connection with this Agreement shall be in writing and in English and be delivered by personal service, courier, e-mail, facsimile transmission or equivalent electronic communication means or by first class, registered or certified mail, postage prepaid, to the following addresses:

If to Licensor, to:

Davi Luxury Brand Group Inc.

Address: 9426 Dayton Way, Beverly Hills,

California 90210, USA

Telephone: (310) 288-8393

Facsimile: (310) 288-0125

Attention: Chief Executive Officer

If to Licensee, to:

LG Household and Health Care, Ltd.

Address: LG GwangHwaMoon Building, 92,

Sinmunno 2-ga, Jongno-gu, Seoul 110-062 Korea

Telephone: (822) 6924-6062

Facsimile: (822) 6924-6068

Attention: Junsik Han, General Counsel

15.2 Notice Date. All notices and other communications shall be deemed received upon actual receipt when personally delivered, upon delivery when sent by e-mail, facsimile or equivalent electronic communication means, or upon the expiration of the seventh (7th) day after being deposited in the mails, postage prepaid, certified or registered mail, addressed to the Party at its address set forth in Section 15.1 above.

15.3 Change of Address. Any Party may at any time change its address by notifying the other Parties of such change in accordance with the procedures provided in Section 18.1 above.

16. GOVERNING LAW AND ARBITRATION

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of Korea.

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16.2 Arbitration. Any dispute that arises out of or in connection with this Agreement or the interpretation hereof, including with respect to its existence, validity or termination, so far as is reasonably possible, shall be settled amicably through friendly consultation between Licensor and Licensee. In the event that they are unable to settle any dispute within sixty (60) days of its submission in writing by one Party to the other, then such dispute shall be submitted for arbitration to the International Chamber of Commerce (“ICC”) in accordance with the ICC Rules of Arbitration in effect at the time of the arbitration. Arbitration shall be conducted in Singapore, and in the English language before a tribunal of three (3) arbitrators. All decisions of the arbitration tribunal shall be final and binding on the Parties and shall be enforceable in accordance with its terms. The arbitrators shall have the power (to the fullest extent permitted by law) to render declaratory judgements and to issue injunctive orders, as well as to award monetary damages. The arbitration tribunal shall determine the costs of arbitration in its award, and such costs shall be allocated between the Parties as determined by the arbitration tribunal. The award may include interest from the date of any damages incurred for breach or other violation of this Agreement until payment is made, at a rate determined by the arbitration tribunal. Notwithstanding the foregoing, the Parties shall have the right to bring judicial proceedings to obtain preliminary injunctive relief at any time before or during the pendency of arbitration proceedings, provided that such preliminary injunctive relief shall be subject to final arbitral decisions.

17. MISCELLANEOUS

17.1 Non-Waiver. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

17.2 Force Majeure. Failure or delay of any Party in performance of its obligations under this Agreement shall not subject such Party to any liability to the other Parties or place it in breach of any term or condition of this Agreement to the extent such failure or delay is caused by riot, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, or other similar contingencies beyond its reasonable control.

17.3 Assignment. Neither this Agreement nor any rights or benefits or obligations hereunder may be assigned, in whole or in part, by any Party without the prior written consent of the other Party.

17.4 Amendment. No amendment or supplement hereof shall be effective or binding on any Party unless reduced to writing and executed by the duly authorized representatives of the Parties.

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17.5 Severability. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

17.6 Headings. The headings contained in this Agreement are for convenience of reference only and do not form any part of this Agreement for the purpose of interpretation or construction of this Agreement.

17.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter contained herein and supersedes all previous representations, understandings or agreements, oral or written, between the Parties.

17.8 Schedules. The Schedules attached hereto form an integral part of this Agreement.

17.9 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first written above.

Davi Luxury Brand Group Inc. (Licensor) By: /s/ Parrish Medley Name: Parrish Medley Title: Chief Executive Officer	LG Household and Health Care, Ltd. (Licensee) By: /s/ CHUN-GU KIM Name: CHUN-GU KIM Title: Senior Vice President
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Schedule A

INTELLECTUAL PROPERTY LIST

TRADEMARKS AND TRADEMARK APPLICATIONS

The following is a list of Licensor’s trademarks (the “Trademarks”):

1. Registrations or pending applications in the United States for (a) DAVI SKIN, Reg. No. 3,029,808, Ser. No. 76/549,132; (b) LE GRAND CRU, Reg. No. 4,135,614, Ser. No. 85/462,875; (c) DAVI, Ser. No. 85/412,103; and (d) DAVI NAPA, Ser. No. 85/412,131.

2. Pending applications in Korea for (a) DAVI SKIN, Application No. 40-2011-50724; (b) DAVI, Application No. 40-2011-50722; and (c) DAVI NAPA, Application No. 40-2011-50723.

3. All associated DAVI and/or LE GRAND CRU trademarks (whether registered or unregistered), trade names, service names, logos and designs, including, without limitation, all designs, logos, word marks or other uses in commerce that incorporate, constitute or comprise the names, terms or words “DAVI” and/or “LE GRAND CRU,” and/or any names, terms, words or other uses in commerce in the United States and/or in South Korea that are confusingly similar thereto, in standard characters, specialized characters or otherwise.

4. Registration in Japan for “DAVI SKIN,” Reg. No. 4910617.

5. Unregistered trademarks in People’s Republic of China (and also in Hong Kong), Philippines, and Thailand.

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Schedule B

PRODUCT LIST

Womens

Le Grand Cru Face Cream

Le Grand Cru Intense Regeneration Lotion

Le Grand Cru Eye Treatment

Meritage Anti-Aging Serum

Intensive Eye Treatment

Vine Fresh Spf 30 Lotion

Vine Fresh Spf 15 Lotion

Moscato Purifying Cleanser

Harvest Mist Toner

Crushed Grape Seed Exfoliating Cleanser

Men

Le Grand Cru Face Cream

Crushed Grape Seed Exfoliating Cleanser

Reserve Shave Cream

Coastal Vine After Shave Soothing Mist Spray

Coastal Vine After Shave Oil

Multi Action Face Wash

-Phytosphere Meritage Antioxidant Complex

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Schedule C

PRIOR RIGHTS GRANTED TO THIRD PARTIES

(a). Licensor has entered into an agreement pursuant to which it granted gategroup Singapore Trading PTE Limited a license (i) to manufacture and distribute certain amenity products to be provided to Korean Air first class and business class passengers, (ii) to use the “DAVI” and “Davi Skin” word and design trademarks on those amenity products, and (iii) to exclusively use the amenity products in Korean Air washrooms and lounges located on Korean Air aircraft and at Korean Air lounges located at airports.

(b). Licensor has granted Gilchrist & Soames, Inc. a license to manufacture certain the hotel amenity products that bear the DAVI word and design trademarks on those amenity products, and to exclusively sell and distribute the DAVI branded products to Peninsula Hotels worldwide.

(c). In addition to the license granted pursuant to paragraph (a) of this Schedule C, Licensor also sells certain Licensed Products to Korean Air for re-sale by Korean Air in its onboard duty free sales and Sky Shop magazine programs. The Parties agree that Licensee shall have the right to provide Korean Air with all Licensed Products that Korean Air may hereafter request for its aircraft/Sky Shop sales of Licensed Products. Licensor hereby agrees to fully cooperate with Licensee in transitioning the sale of Licensed Products to Licensee, including, if necessary, assisting Licensee with the execution of a distribution agreement between Licensee and Korean Air for in-flight/Sky Shop sales of the Licensed Products.

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